Exhibit 10.1

Employment Agreement

This Employment Agreement (the “Agreement”), dated as of March 18, 2024, but effective as of May 20, 2024 (the “Effective Date”), is by and between Robert Lynch (“Executive”), on the one hand, and each of Shake Shack Inc, a corporation organized under the laws of the State of Delaware (“Pubco”), SSE Holdings, LLC, a limited liability company organized under the laws of the State of Delaware (“Partnership”), and Shake Shack Enterprises, LLC, a limited liability company organized under the laws of the State of New York, on the other hand (“Enterprises” and, together with Pubco and Partnership, collectively, the “Company”).

RECITALS

WHEREAS, Executive has been appointed Chief Executive Officer as of the Effective Date; and

WHEREAS, in connection with such appointment, the parties desire to enter into this Agreement to reflect the terms of Executive’s employment.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, including the respective covenants and agreements set forth below, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree, effective as of the Effective Date, as follows:

1.             Certain Definitions

(a)             “2024 Annual Bonus” shall have the meaning set forth in Section 3(b)(ii).

(b)             “2024 Performance Stock Unit Award” shall have the meaning set forth in Section 3(c)(i).

(c)             “2024 Restricted Stock Unit Award” shall have the meaning set forth in Section 3(c)(ii).

(d)             “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person where “control” shall have the meaning given such term under Rule 405 of the Securities Act of 1933, as amended from time to time.

(e)             “Agreement” shall have the meaning set forth in the preamble hereto.

(f)              “Annual Base Salary” shall have the meaning set forth in Section 3(a).

(g)             “Annual Equity Award” shall have the meaning set forth in Section 3(c).

(h)             “Benefits” shall have the meaning set forth in Section 20(d).

(i)              “Board” shall mean the Board of Directors of Shake Shack Inc.

(j)              “Business” shall mean the business of developing, managing, and/or operating of (i) “better burger” restaurants, (ii) “quick service” or “fast food” restaurants with an emphasis on hamburgers, and (iii) restaurants that derive fifty percent (50%) or more of their revenues from the sale of hamburgers, hot dogs, chicken, French fries, and/or frozen desserts. For the avoidance of doubt, each of Five Guys and In N Out shall be included in the definition of Business.

(k)             The Company shall have “Cause” to terminate Executive’s employment hereunder upon: (i) the willful misconduct, gross negligence, or an act of dishonesty of Executive with regard to the Company or any of its Affiliates, which in either case, results in or could reasonably be expected to result in material harm to the Company or such Affiliate; (ii) the willful and continued failure of Executive to attempt to perform his duties with the Company or any of its Affiliates (other than any such failure resulting from Executive’s physical or mental incapacity), which failure is not remedied within thirty (30) days after receiving written notice thereof; (iii) the conviction of Executive of (or the plea by Executive of guilty or nolo contendere to) any felony involving moral turpitude (other than traffic related offenses or as a result of vicarious liability); or (iv) a material breach by Executive of any material provision of this Agreement, which breach is not remedied within ten (10) days after receiving written notice thereof.

(l)              “Change in Control” shall have the meaning set forth in the Incentive Award Plan.

(m)            “CIC Severance Period” shall have the meaning set forth in Section 5(c)(i).

(n)             “Claims” shall have the meaning set forth in Section 8(a).

(o)             “COBRA” shall have the meaning set forth in Section 5(b)(v).

(p)             “Code” shall mean the Internal Revenue Code of 1986, as amended.

(q)             “Company” shall have the meaning set forth in the preamble hereto.

(r)              “Confidential Information” shall mean confidential, proprietary, and personal information about the Company, its partners and owners, and its customers and patrons. Such confidential, proprietary, and personal information includes but is not limited to information concerning the personal and financial affairs of the Company’s partners and owners as well as the Company’s business, financial condition, operations, assets and liabilities, research and development, marketing and public relations strategies, formulas, programs, systems of operations, recipes, ingredient lists, identification of suppliers and resources for goods and services, information regarding the needs, preferences, electronic mail addresses, names and telephone numbers of Company customers and guests, customer and guest lists, Executive information, training manuals and videos, written procedures integral to the Company’s day-to-day operations, trade secrets, sales, products, services, accounts, purchasers of Company products, marketing, packaging, merchandising, distribution, manufacturing, finance, financial data, technology, intellectual property, including patents, design patents, trademarks, trade dress, copyrights, strategies, business structures, operations or ventures or other business affairs or plans, or information relating to existing or contemplated businesses, products and/or services of the Company, and any other information which the Company does not disclose to third parties not in a relationship of confidence with the Company.

(s)             “Date of Termination” shall mean (i) if Executive’s employment is terminated due to Executive’s death, the date of Executive’s death; (ii) if Executive’s employment is terminated due to Executive’s Disability, the date determined pursuant to Section 4(a)(ii); or (iii) if Executive’s employment is terminated pursuant to Section 4(a)(iii)-(vi), either the date indicated in the Notice of Termination or the date specified by the Company pursuant to Section 4(b), whichever is earlier.

(t)              “Disability” shall mean Executive’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that can be expected to last for a continuous period of not less than twelve (12) months, as determined by the Board.

(u)             “Effective Date” shall have the meaning set forth in the recitals hereto.

(v)             “Excise Tax” shall have the meaning set forth in Section 20(d).

(w)            “Executive” shall have the meaning set forth in the preamble hereto.

(x)             “Extension Term” shall have the meaning set forth in Section 2(b).

(y)             “Fiscal Month” means each of the twelve (12) consecutive accounting periods in a Fiscal Year, eight (8) of which consist of four (4) Fiscal Weeks and four (4) of which consist of five (5) Fiscal Weeks; provided, that, in the case of a Fiscal Year that consists of fifty-three (53) Fiscal Weeks, the last Fiscal Month of that Fiscal Year consists of six (6) Fiscal Weeks.

(z)             “Fiscal Quarter” means any quarter of a Fiscal Year comprised of three (3) Fiscal Months, the first two (2) of which contain four (4) weeks and the third (3rd) of which contains five (5) weeks.

(aa)           “Fiscal Week” means any seven (7) calendar days beginning on a Thursday and ending on a Wednesday.

(bb)          “Fiscal Year” shall mean the fiscal year utilized by the Company for financial reporting purposes.

(cc)           “Full Payment” shall have the meaning set forth in Section 20(d).

(dd)          Executive shall have “Good Reason” to terminate Executive’s employment hereunder after the occurrence of one or more of the following conditions without Executive’s consent: (i) any material adverse change by the Company in the Annual Base Salary, position, duties, responsibilities, authority, title or reporting obligations, or the assignment of duties to Executive by the Company that are materially inconsistent with Executive’s position; (ii) a relocation of Executive’s principal business location by more than fifty (50) miles from its then current location; or (iii) any other material breach by the Company of this Agreement or any other agreement with Executive. Notwithstanding the foregoing, no termination for Good Reason will be effective unless: (A) Executive provides the Company with at least thirty (30) days prior written notice of his intent to resign for Good Reason (which notice must be provided within sixty (60) days following the occurrence of the event(s) purported to constitute Good Reason); and (B) the Company has not remedied the alleged violation(s) (if curable) within the thirty (30)-day period; in which event Executive’s resignation shall become effective on the thirtieth (30th) day following the Company’s receipt of written notice.

(ee)           “Incentive Award Plan” shall have the meaning set forth in Section 3(c)(i).

(ff)            “Initial Term” shall have the meaning set forth in Section 2(b).

(gg)          “Non-CIC Severance Period” shall have the meaning set forth in Section 5(b)(i).

(hh)          “Notice of Termination” shall have the meaning set forth in Section 4(b).

(ii)             “Person” shall mean any individual, natural person, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), incorporated or unincorporated association, governmental authority, firm, society or other enterprise, organization or other entity of any nature.

(jj)             “Reduced Payment” shall have the meaning set forth in Section 20(d).

(kk)           “Release” shall have the meaning set forth in Section 5(b).

(ll)             “Release Expiration Date” shall have the meaning set forth in Section 20(c).

(mm)         “Restricted Area” shall have the meaning set forth in Section 6(b).

(nn)           “Rules” shall have the meaning set forth in Section 8(a).

(oo)          “Section 409A” shall mean Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date.

(pp)          “Signing Cash Award” shall have the meaning set forth in Section 3(d).

(qq)          “Signing Performance Stock Unit Award” shall have the meaning set forth in Section 3(f).

(rr)            “Signing Restricted Stock Unit Award” shall have the meaning set forth in Section 3(e).

(ss)           “Target Annual Bonus” shall have the meaning set forth in Section 3(b)(i).

(tt)            “Term” shall have the meaning set forth in Section 2(b).

2.             Employment

(a)           In General. The Company shall employ Executive under this Agreement and Executive shall remain in the employ of the Company under this Agreement, for the period set forth in Section 2(b), in the position set forth in Section 2(c), and upon the other terms and conditions herein provided.

(b)           Term of Employment. The initial term of employment under this Agreement (the “Initial Term”) shall be for the period beginning on the Effective Date and ending on the third (3rd) anniversary thereof, unless earlier terminated as provided in Section 4. The Initial Term shall automatically be extended for successive one (1)-year periods (each, an “Extension Term” and, collectively with the Initial Term, the “Term”), unless either party hereto gives notice of non-extension of the Term to the other no later than ninety (90) days prior to the expiration of the then-applicable Term.

(c)           Position and Duties. During the Term, Executive: (i) shall serve as Chief Executive Officer of the Company, with responsibilities, duties and authority customary for such position, subject to direction by the Board; (ii) shall report directly to the Board; (iii) shall devote substantially all Executive’s working time and efforts to the business and affairs of the Company; and (iv) agrees to observe and comply with the Company’s rules and policies as adopted by the Company from time to time. In addition, as of the Effective Date, Executive shall be appointed to the Board and, during the Term, the Board shall propose Executive for re-election to the Board. The parties acknowledge and agree that Executive’s duties, responsibilities and authority may include services for one or more Affiliates of the Company.

3.             Compensation and Related Matters

(a)            Annual Base Salary. During the Term, Executive shall receive a base salary at a rate of One Million United States Dollars ($1,000,000.00) per annum, as adjusted, which shall be paid in accordance with the customary payroll practices of the Company (the “Annual Base Salary”). Executive’s Annual Base Salary shall be reviewed annually by the Board for adjustment in connection with Executive’s annual performance review. The annual review of Executive’s Annual Base Salary will consider both Executive’s and the Company’s performance. Any adjusted salary then shall become Executive’s Annual Base Salary.

(b)            Bonuses.

(i)              During the portion of the Term beginning after the conclusion of Fiscal Year 2024, if any, Executive shall be eligible to receive an annual bonus, semi-annual bonus or such other periodic bonus as determined by the Board (or the Compensation Committee thereof), in each case based on an annualized target bonus opportunity of One Hundred Fifty Percent (150%) of the Annual Base Salary (the “Target Annual Bonus”), which shall be payable based upon the attainment of Company performance goals established by the Board (or the Compensation Committee thereof), with the opportunity to make up to Two Hundred Percent (200%), on an annualized basis, of the Annual Base Salary, which shall be payable if the Company exceeds such performance goals. Each such bonus shall be payable on, or at such date as is determined by the Board within one hundred twenty (120) days following the last day of the Fiscal Month, Fiscal Quarter or Fiscal Year, as applicable, with respect to which such bonus relates.

(ii)              Notwithstanding anything in Section 3(b)(i) to the contrary, for Fiscal Year 2024, Executive shall be eligible to receive a pro rata amount of an annual performance-based cash bonus (the “2024 Annual Bonus”) based on a target bonus opportunity of One Hundred Fifty Percent (150%) of the Annual Base Salary, which shall be payable based upon the attainment of Company performance goals established for Fiscal Year 2024 by the Compensation Committee solely for purposes of determining the 2024 Annual Bonus, with the opportunity to make up to Two Hundred Percent (200%) of the Annual Base Salary, which shall be payable if the Company exceeds such performance goals, with such pro rata amount being equal to the target amount of the 2024 Annual Bonus as adjusted based on the attainment of such Company performance goals established for Fiscal Year 2024 as determined by the Compensation Committee multiplied by a fraction, the numerator of which is the number of full Fiscal Months in Fiscal Year 2024 on or following the Effective Date and the denominator of which is the number of full Fiscal Months in Fiscal Year 2024. The performance criteria and goals for the 2024 Annual Bonus have been established by the Compensation Committee and will be communicated to Executive no later than the Effective Date. The 2024 Annual Bonus shall be payable on, or at such date as is determined by the Board within one hundred twenty (120) days following, the last day of Fiscal Year 2024.

(iii)            Except as provided in Section 5, notwithstanding any other provision of this Section 3(b), no bonus shall be payable under this Section 3(b) unless Executive remains continuously employed with the Company during the period beginning on the Effective Date and ending on the applicable bonus payment date.

(c)            Equity Awards.

(i)              During the Term, Executive shall be eligible to receive an annual equity compensation award (each such award, an “Annual Equity Award”). Each Annual Equity Award shall be subject to the terms of the Shake Shack Inc. 2015 Incentive Award Plan, as amended and as it may be further amended, or its successor plan (the “Incentive Award Plan”) and shall be set forth in one or more written award agreements between the Company and Executive. Executive agrees and acknowledges that the future grant of equity awards, if any, and the terms and conditions of such equity awards, shall be subject to the sole discretion of the Board (or the Compensation Committee).

(ii)            Notwithstanding anything in Section 3(c)(i) to the contrary, with respect to Fiscal Year 2024, on the Effective Date, Executive shall be granted an Annual Equity Award comprised of restricted stock units for such number of shares of the Company’s Class A common stock as may be determined based on an aggregate grant date fair value of Two Million United States Dollars ($2,000,000.00), as calculated using the thirty (30)-day trailing average closing stock price (as determined based on the Effective Date) of the Company’s Class A common stock (the “2024 Restricted Stock Unit Award”). Provided that Executive remains employed by the Company through the applicable vesting dates, and except as otherwise provided for in this Agreement, the 2024 Restricted Stock Unit Award shall vest in four equal installments, beginning on the first (1st) anniversary of the award date and continuing on each of the following three (3)-year anniversaries of the award date.

(iii)            Notwithstanding anything in Section 3(c)(i) to the contrary, with respect to Fiscal Year 2024, on the Effective Date, Executive shall be granted an Annual Equity Award comprised of performance stock units payable in restricted stock units representing the right to receive shares of the Company’s Class A common stock as may be determined based on an aggregate grant date fair value of Three Million United States Dollars ($3,000,000.00), as calculated using the thirty (30)-day trailing average closing stock price (as determined based on the Effective Date) of the Company’s Class A common stock (the “2024 Performance Stock Unit Award”). Provided the performance criteria have been met and Executive remains employed by the Company through the vesting date, and except as otherwise provided for in this Agreement, the 2024 Performance Stock Unit Award shall vest in full on the fourth (4th) anniversary of the award date. The performance criteria for the 2024 Performance Stock Unit Award have been established by the Compensation Committee and will be communicated to Executive no later than the Effective Date.

(d)           Signing Cash Award. Executive shall be entitled to receive a cash award (the “Signing Cash Award”) equal to a pro rata amount of One Hundred Fifty Percent (150%) of the Annual Base Salary, with such pro rata amount being determined based on such amount multiplied by a fraction, the numerator of which is the number of days in Fiscal Year 2024 prior to the Effective Date and the number of total days in Fiscal Year 2024. The Signing Cash Award shall be payable within thirty (30) days after the end of Fiscal Year 2024; provided, that Executive remains employed through the date such Signing Cash Award is paid; provided, further, however, that, in the event of Executive’s termination of employment by the Company without Cause pursuant to Section 4(a)(iv) or by Executive for Good Reason pursuant to Section 4(a)(v) before the Signing Cash Awards is paid, Executive shall be entitled to receive the Signing Cash Award within thirty (30) days after the end of Fiscal Year 2024.

(e)           Signing Restricted Stock Unit Award. On the Effective Date, Executive shall be granted restricted stock units for such number of shares of the Company’s Class A common stock as may be determined based on an aggregate grant date fair value of One Million Six Hundred Thousand United States Dollars ($1,600,000.00), as calculated using the thirty (30)-day trailing average closing stock price (as determined based on the Effective Date of the Company’s Class A common stock (the “Signing Restricted Stock Unit Award”). Provided that Executive remains employed by the Company through the applicable vesting dates, and except as otherwise provided for in this Agreement, the Signing Restricted Stock Unit Award shall vest in two equal installments on the first (1st) and second (2nd) anniversaries of the award date.

(f)            Signing Performance Stock Unit Award. On the Effective Date, Executive shall be granted performance stock units payable in restricted stock units representing the right to receive shares of the Company’s Class A common stock as may be determined based on an aggregate grant date fair value of Four Million Two Hundred Thousand United States Dollars ($4,200,000.00), as calculated using the thirty (30)-day trailing average closing stock price (as determined based on the Effective) of the Company’s Class A common stock (the “Signing Performance Stock Unit Award”). Provided the performance criteria have been met and Executive remains employed by the Company through the vesting date, and except as otherwise provided for in this Agreement, the Signing Performance Stock Unit Award shall vest in full on the third (3rd) anniversary of the award date. The performance criteria for the Signing Performance Stock Unit Award have been established by the Compensation Committee and will be communicated to Executive no later than the Effective Date.

(g)           Benefits. During the Term, Executive shall be eligible to participate in Executive benefit plans, programs and arrangements of the Company in accordance with their terms, as in effect from time to time, including Health, Dental and Vision insurance plans (available on the 91st day after the Effective Date) and the 401(k) plan (available as of 90 days following the Effective Date), and as are generally provided by the Company to its senior executive officers. In addition, during the portion of the Term beginning on the Effective Date and such date that Executive becomes eligible to participate in the Company’s Health, Dental and Vision insurance plans, the Company shall reimburse Executive for the equivalent of the monthly employer portion of health care coverage costs that the Company pays for the Company’s other senior executive officers; provided, that Executive submits evidence of Executive’s payments to the COBRA administrator.

(h)          Vacation; Holidays. During the Term, Executive shall be entitled to paid time off each full calendar year in accordance with the Company’s Paid Time Off Policy. As of the Effective Date, Executive shall be eligible to accrue maximum hours for the equivalent of twenty (20) days of paid time off each Fiscal Year. Any vacation shall be taken at the reasonable and mutual convenience of the Company and Executive. Holidays shall be provided in accordance with Company policy, as in effect from time to time.

(i)             Business Expenses; Commuting Expense Stipend.

(i)              During the Term, the Company shall reimburse Executive for all reasonable, documented, out-of-pocket travel and other business expenses incurred by Executive in the performance of Executive’s duties to the Company in accordance with the Company’s Travel and Expense Policy, as in effect from time to time.

(ii)             In addition, for Fiscal Year 2024, Executive shall be entitled to a stipend of Eight Thousand United States Dollars ($8,000.00) per Fiscal Months (prorated for the Fiscal Month in which the Effective Date falls and subject to any applicable withholding) on account of traveling to and from Executive’s primary residence and the Company’s principal business location in New York, New York (to include housing and commuting expenses), subject to the Company’s Travel & Expense Policy, as in effect from time to time.

(j)             Indemnification. During the Term and for so long thereafter as liability exists with regard to Executive’s activities during the Term on behalf of the Company, the Company shall indemnify, defend, and hold harmless Executive (other than in connection with Executive’s gross negligence or willful misconduct) in accordance with the Company’s customary indemnification policies and procedures which are applicable to the Company’s officers and directors.

4.             Termination. During the Term, Executive’s employment hereunder may be terminated by the Company or Executive, as applicable, without any breach of this Agreement only under the following circumstances:

(a)            Circumstances

(i)               Death. Executive’s employment hereunder shall terminate upon Executive’s death.

(ii)            Disability. If Executive incurs a Disability, the Company may give Executive written notice of its intention to terminate Executive’s employment. In that event, Executive’s employment with the Company shall terminate, effective on the later of the thirtieth (30th) day after receipt of such notice by Executive or the date specified in such notice; provided that, within the thirty (30)-day period following receipt of such notice, Executive shall not have returned to full-time performance of Executive’s duties hereunder.

(iii)            Termination for Cause. The Company may terminate Executive’s employment for Cause.

(iv)            Termination without Cause. The Company may terminate Executive’s employment without Cause.

(v)             Resignation for Good Reason. Executive may resign from Executive’s employment for Good Reason.

(vi)            Resignation without Good Reason. Executive may resign from Executive’s employment without Good Reason.

(b)            Notice of Termination. Any termination of Executive’s employment by the Company or by Executive under this Section 4 (other than a termination pursuant to Section 4(a)(i) above) shall be communicated by a written notice to the other party hereto (a “Notice of Termination”): (i) indicating the specific termination provision in this Agreement relied upon, (ii) setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated (except with respect to a termination pursuant to Sections 4(a)(iv) or (vi), for which no detail is necessary), and (iii) specifying a Date of Termination which, if submitted pursuant to (1) either Section 4(a)(iv) or (v), shall be at least thirty (30) days following the date of such notice, during which time the Company will continue to pay Executive at least his Annual Base Salary unless the Company elects to shorten such notice period in its sole discretion, and (2) Section 4(a)(vi), shall be at least ninety (90) days following the date of such notice unless the Company elects to shorten such notice period in its sole discretion; provided, however, that a Notice of Termination delivered by the Company pursuant to Section 4(a)(ii) shall not be required to specify a Date of Termination, in which case the Date of Termination shall be determined pursuant to Section 4(a)(ii); provided further, that, notwithstanding the foregoing, in the event that Executive delivers a Notice of Termination to the Company, the Company may, in its sole discretion, accelerate the Date of Termination to any date that occurs following the date of Company’s receipt of such Notice of Termination (even if such date is prior to the date specified in such Notice of Termination). A Notice of Termination submitted by the Company (other than a Notice of Termination under Section 4(a)(ii)) may provide for a Date of Termination on the date Executive receives the Notice of Termination, or any date thereafter elected by the Company in its sole discretion. The failure by the Company or Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of the Company or Executive hereunder or preclude the Company or Executive from asserting such fact or circumstance in enforcing the Company’s or Executive’s rights hereunder. Notwithstanding the foregoing, a termination pursuant to Section 4(a)(iii) shall be deemed to occur if, during the Severance Period, the Company demonstrates that circumstances existing prior to such termination would have entitled the Company to terminate Executive’s employment pursuant to Section 4(a)(iii) (disregarding any applicable cure period).

5.             Company Obligations Upon Termination of Employment

(a)           Termination for Cause, Voluntary Resignation without Good Reason, due to death, Disability or Non-Renewal of the Term. In the event of Executive’s termination of employment by the Company for Cause pursuant to Section 4(a)(iii), due to Executive’s voluntary resignation without Good Reason pursuant to Section 4(a)(vi), due to Executive’s death pursuant to Section 4(a)(i), due to Executive’s Disability pursuant to Section 4(a)(ii) or due to a non-renewal of then-current Term by either the Company or Executive in accordance with Section 2(b), Executive (or Executive’s estate) shall only be entitled to receive: (i) any portion of Executive’s Annual Base Salary through the Date of Termination not theretofore paid, (ii) any expenses owed to Executive under Section 3(i), (iii) any accrued but unused time off pay owed to Executive pursuant to Section 3(h), subject to the Company’s Paid Time Off policy, and (iv) any amount arising from Executive’s participation in, or benefits under, any Executive benefit plans, programs or arrangements under Section 3(g), which amounts shall be payable in accordance with the terms and conditions of such Executive benefit plans, programs or arrangements (the “Accrued Obligations”). Except as otherwise set forth in Section 5(b) and Section 5(c) below, the payments and benefits described in this Section 5(a) shall be the only payments and benefits payable in the event of Executive’s termination of employment for any reason.

(b)           Termination without Cause or for Good Reason. In the event of Executive’s termination of employment by the Company without Cause pursuant to Section 4(a)(iv) or by Executive for Good Reason pursuant to Section 4(a)(v), in addition to the Accrued Obligations, the Company shall, subject to Section 20 and Section 5(d) and subject to Executive’s execution and non-revocation of a waiver and release of claims agreement in the Company’s customary form (a “Release”), as of the Release Expiration Date, in accordance with Section 20(c):

(i)               Continue to pay to Executive Annual Base Salary during the period beginning on the Date of Termination and ending on the date that is eighteen (18) Fiscal Months following the Date of Termination (such period, the “Non-CIC Severance Period”) in accordance with the Company’s regular payroll practice as of the Date of Termination; provided, however, if Executive commences employment with a non-competitive business at any time during the Non-CIC Severance Period, the Company’s Annual Base Salary payment obligations set forth herein shall be reduced on a dollar for dollar basis by Executive’s annual base salary at his subsequent employer.

(ii)             Pay to Executive an amount equal to (A) the amount of the Target Annual Bonus or 2024 Annual Bonus, as applicable, that would have been payable to Executive pursuant to Section 3(b) if Executive was still employed as of the applicable bonus payment date in respect of the Fiscal Year in which the Date of Termination occurs and without duplication of any amounts previously paid to Executive in respect of such Target Annual Bonus for the Fiscal Year of Executive’s termination, multiplied by (B) a fraction, the numerator of which is the number of full Fiscal Months elapsed during the Fiscal Year (starting with the Fiscal Month in which the Effective Date occurs for Fiscal Year 2024) and the denominator of which is the number of full Fiscal Months in the applicable Fiscal Year. Any amount payable pursuant to this Section 5(b)(ii) shall, subject to Section 20 and Section 5(d), be paid to Executive in accordance with Section 3(b) as if Executive was still employed on the applicable bonus payment date, but in no event earlier than January 1, or later than March 15, of the calendar year immediately following the calendar year in which the Date of Termination occurs. In the event the Date of Termination occurs prior to the applicable bonus payment date for any Target Annual Bonus or 2024 Annual Bonus, as the case may be, earned in the prior Fiscal Year, Executive shall be entitled to receive such Target Annual Bonus or 2024 Annual Bonus, as the case may be, in accordance with the terms set forth in Section 3(b) as if Executive was still employed on the applicable bonus payment date, but in no event prior to the applicable bonus payment date therefor.

(iii)            Accelerate the vesting of a pro rata amount of any unvested portion of an Annual Equity Award comprised of restricted stock units and the Signing Restricted Stock Unit Award, as applicable, that would have vested in the eighteen (18) month period beginning on the Date of Termination, with such pro rata amount calculated as the total number of unvested restricted stock units of the applicable Annual Equity Award or Signing Restricted Stock Unit Award, as applicable, multiplied by a fraction, the numerator of which is the number of full Fiscal Months elapsed during the applicable vesting period of such unvested portion of such Annual Equity Award or Signing Restricted Stock Unit Award prior to such Date of Termination, as applicable, and the denominator of which is the number of full Fiscal Months in the applicable vesting period of such Annual Equity Award or Signing Restricted Stock Unit Award, as applicable. In the event of any such acceleration, the settlement shall occur within thirty (30) days following the acceleration date.

(iv)            Maintain Executive’s eligibility to receive a pro rata amount of any Annual Equity Award comprised of performance stock units and the Signing Performance Stock Unit Award, as applicable, which performance measurement period will end over the eighteen (18)-month period following the Date of Termination, with such pro rata amount being calculated as the total number of unvested performance stock units of the applicable Annual Equity Award or Signing Performance Stock Unit Award, determined based on actual performance as certified by the Compensation Committee, as applicable, multiplied by a fraction, the numerator of which is the number of full Fiscal Months elapsed during the applicable vesting period of such unvested portion of such Annual Equity Award or Signing Performance Stock Unit Award prior to such Date of Termination, as applicable, and the denominator of which is the number of full Fiscal Months in the applicable vesting period of such Annual Equity Award or Signing Performance Stock Unit Award, as applicable. In such event, settlement shall occur within thirty (30) days following the Compensation Committee’s certification of the extent to which the performance goals have been achieved.

(v)             If, during the Non-CIC Severance Period, Executive elects to continue coverage under the Company’s group health plan in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), continue coverage for Executive and any eligible dependents under the Company group health benefit plans in which Executive and any dependents were entitled to participate immediately prior to the Date of Termination. In the event Executive elects to continue with COBRA coverage, provided that Executive timely submits to the Company evidence of Executive’s payments made to the COBRA administrator, the Company will reimburse Executive for the Company’s share of the premiums associated therewith in an amount equal to what the Company pays for the health insurance premiums of other senior executive officers at the Company. The COBRA health continuation period under Section 4980B of the Code shall run concurrently with the period of continued coverage set forth in this Section 5(b)(v); provided, however, that in the event Executive obtains other employment that offers group health benefits, such continuation of COBRA coverage by the Company under this Section 5(b)(v) shall immediately cease.

(vi)            As of the Date of Termination, the Company shall, at its expense, provide Executive with outplacement services from one or more organizations that are then offered by the Company from time to time for up to six (6) months from the Date of Termination or until employment is obtained, whichever occurs first.

(c)            Termination without Cause or for Good Reason within 12 months following a Change in Control. In the event of Executive’s termination of employment by the Company without Cause pursuant to Section 4(a)(iv) or by Executive for Good Reason pursuant to Section 4(a)(v), in each case within twelve (12) months following a Change in Control, in addition to the Accrued Obligations, the Company shall, in lieu of any amounts or benefits payable under Section 5(b) above, subject to Section 20 and Section 5(d) and subject to Executive’s execution and non-revocation of a Release, as of the Release Expiration Date, in accordance with Section 20(c):

(i)               Continue to pay to Executive Annual Base Salary during the period beginning on the Date of Termination and ending on the date that is twenty-four (24) Fiscal Months following the Date of Termination (such period, the “CIC Severance Period”) in accordance with the Company’s regular payroll practice as of the Date of Termination; provided, however, if Executive commences employment with a non-competitive business at any time during the CIC Severance Period, the Company’s Annual Base Salary payment obligations set forth herein shall be reduced on a dollar for dollar basis by Executive’s annual base salary at his subsequent employer.

(ii)             Pay to Executive an amount equal to the Target Annual Bonus or the target amount of the 2024 Annual Bonus, as applicable, that would have been payable to Executive pursuant to Section 3(b) if Executive was still employed as of the applicable bonus payment date in respect of the Fiscal Year in which the Date of Termination occurs. Any amount payable pursuant to this Section 5(c)(ii) shall, subject to Section 20 and Section 5(d), be paid to Executive in accordance with Section 3(b) as if Executive was still employed on the applicable bonus payment date, but in no event earlier than January 1, or later than March 15, of the calendar year immediately following the calendar year in which the Date of Termination occurs. In the event the Date of Termination occurs prior to the applicable bonus payment date for any Target Annual Bonus or 2024 Annual Bonus, as the case may be, earned in the prior Fiscal Year, Executive shall be entitled to receive such Target Annual Bonus or 2024 Annual Bonus, as the case may be, in accordance with the terms set forth in Section 3(b) as if Executive was still employed on the applicable bonus payment date, but in no event prior to the applicable bonus payment date therefor.

(iii)           Accelerate the vesting of a pro rata amount of any unvested portion of an Annual Equity Award comprised of restricted stock units and the Signing Restricted Stock Unit Award, as applicable, with such pro rata amount calculated as the total number of unvested restricted stock units of the applicable Annual Equity Award or Signing Restricted Stock Unit Award, as applicable, multiplied by a fraction, the numerator of which is the number of full Fiscal Months elapsed during the applicable vesting period of such unvested portion of such Annual Equity Award or Signing Restricted Stock Unit Award prior to the Date of Termination, as applicable, and the denominator of which is the number of full Fiscal Months in the applicable vesting period of such Annual Equity Award or Signing Restricted Stock Unit Award, as applicable. In the event of any such acceleration, the settlement shall occur within thirty (30) days following the acceleration date.

(iv)            Maintain Executive’s eligibility to receive a pro rata amount of any Annual Equity Award comprised of performance stock units and the Signing Performance Stock Unit Award, as applicable, with such pro rata amount being calculated as the total number of unvested performance stock units of the applicable Annual Equity Award or Signing Performance Stock Unit Award, determined based on target performance, as applicable, multiplied by a fraction, the numerator of which is the number of full Fiscal Months elapsed during the applicable vesting period of such unvested portion of such Annual Equity Award or Signing Performance Stock Unit Award prior to the Date of Termination, as applicable, and the denominator of which is the number of full Fiscal Months in the applicable vesting period of such Annual Equity Award or Signing Performance Unit Award, as applicable. In such event, settlement shall occur within thirty (30) days following the Compensation Committee’s certification of the extent to which the performance goals have been achieved.

(v)             If, during the CIC Severance Period, Executive elects to continue coverage under COBRA, continue coverage for Executive and any eligible dependents under the Company group health benefit plans in which Executive and any dependents were entitled to participate immediately prior to the Date of Termination. In the event Executive elects to continue with COBRA coverage, provided that Executive timely submits to the Company evidence of Executive’s payments made to the COBRA administrator, the Company will reimburse Executive for the Company’s share of the premiums associated therewith in an amount equal to what the Company pays for the health insurance premiums of other senior executive officers at the Company. The COBRA health continuation period under Section 4980B of the Code shall run concurrently with the period of continued coverage set forth in this Section 5(c)(v); provided, however, that in the event Executive obtains other employment that offers group health benefits, such continuation of COBRA coverage by the Company under this Section 5(c)(v) shall immediately cease.

(vi)            As of the Date of Termination, the Company shall, at its expense, provide Executive with outplacement services from one or more organizations that are then offered by the Company from time to time for up to six (6) months from the Date of Termination or until employment is obtained, whichever occurs first.

(d)           Breach of Restrictive Covenants. Notwithstanding any other provision of this Agreement, no payment or benefit shall be made or provided pursuant to Section 5(b) or Section 5(c) following the date Executive first violates any of the restrictive covenants set forth in Section 6 or any other written agreement between Executive and the Company or any of its Affiliates.

(e)           Complete Severance. The provisions of this Section 5 shall supersede in their entirety any severance payment or benefit obligations to Executive pursuant to the provisions in any severance plan, policy, program or other arrangement maintained by the Company.

6.             Restrictive Covenants. In consideration for the potential payments to Executive hereunder, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Executive agrees to the following:

(a)           Confidentiality. Executive shall not, at any time during the Term or at any time thereafter, directly or indirectly, use for the benefit of himself or any third party or disclose to any Person, firm, company or other entity (other than the Company or any of its Affiliates) any Confidential Information without the prior written consent of the Board, except (i) as required in the performance of his duties to the Company and its Affiliates, (ii) to the extent that Executive is required by law, subpoena or court order to disclose any Confidential Information (provided that in such case, Executive shall (1) provide the Company with the earliest notice possible that such disclosure is or may be required, (2) reasonably cooperate with the Company and its Affiliates, at the Company’s expense, in protecting, to the maximum extent legally permitted, the confidential or proprietary nature of such Confidential Information and (3) disclose only that Confidential Information which he is legally required to disclose), (iii) disclosing information that has been or is hereafter made public through no act or omission of Executive in violation of this Agreement or any other confidentiality obligation or duty owed to the Company or its Affiliates, (iv) disclosing information and documents to his attorney or tax adviser for the purpose of securing legal or tax advice (provided that such Persons agree to keep such information confidential), (v) disclosing only the post-employment restrictions in this Agreement in confidence to any potential new employer, or (vi) as otherwise required or permitted by law. Executive shall take all actions necessary to protect the integrity of the business plans, customer lists, statistical data and compilations, agreements, contracts, manuals or other materials, in whatever form, of the Company and its Affiliates that contain Confidential Information, and upon the termination of Executive’s employment, Executive agrees that all Confidential Information in his possession or under his control, directly or indirectly, that is in writing, computer generated or other tangible form (together with all duplicates thereof) will forthwith be returned to the Company and will not be retained by Executive or furnished to any Person, either by sample, facsimile, film, audio or video cassette, electronic data, verbal communication or any other means of communication. Executive agrees that the provisions of this Section 6 are reasonable and necessary to protect the proprietary rights of the Company and its Affiliates in the Confidential Information and trade secrets, goodwill and reputation. In addition, the terms and conditions of this Agreement shall remain strictly confidential, and other than as required by law and/or to protect Executive’s rights under this Agreement, Executive shall not disclose the terms and conditions hereof to any Person, other than immediate family members, legal advisors or personal tax or financial advisors, provided that each such Person agrees to keep such terms and conditions confidential.

(b)           Non-Competition. Executive shall not, during the Term and for a period of time after the Date of Termination equal to eighteen (18) months, directly or indirectly, whether for himself or on behalf of any other Person, engage in, own, manage, operate, advise, provide financing to, control or participate in the ownership, management or control of, or be connected as an officer, Executive, partner, director, or otherwise with, or have any financial interest (whether as a stockholder, director, officer, partner, consultant, proprietor, agent or otherwise) in, or aid or assist anyone else in the conduct of, any Business that competes, directly or indirectly, with the Company or any of its Affiliates in the Business or is otherwise engaged in activities competitive with the Company or any of its Affiliates in the Business, in any jurisdiction in the United States of America or any other country in the world where the Company or any of its Affiliates are then engaged in the Business (the “Restricted Area”). The Business of any of the Company’s licensed or franchise partners, whether now or in the future, shall be deemed competitive with the Company or any of its Affiliates in the Business. Executive agrees that the restrictions set forth in this Section 6(b) shall apply to any business (not only the Business) of the Company’s licensed or franchised partners.

Executive agrees that the Restricted Area is reasonable taking into consideration the nature and scope of the operations of the Company and its Affiliates in the Business and Executive’s role in such operations. It shall not be a violation of this Section 6(b) for Executive to own less than 1% of the outstanding shares of a corporation that is engaged in the Business whose shares are listed on a national stock exchange or traded in accordance with the automated quotation system of the National Association of Securities Dealers.

(c)           Non-Solicitation. Executive shall not, during the Term and for a period time after the Date of Termination equal to eighteen (18) months, either directly or indirectly, and whether for himself or on behalf of any other Person; (i) seek to persuade any Executive or consultant of the Company or any of its Affiliates to discontinue or diminish his or her status or employment therewith or seek to persuade any Executive, former Executive (who was employed by the Company or any of its Affiliates at any time during the eighteen (18)-month period prior to the termination of Executive’s employment with the Company), or exclusive consultant of the Company or any of its Affiliates to become employed or to provide consulting or contract services to a business competitive with the Company or its Affiliates in the Business; (ii) solicit, employ or engage, or cause to be solicited, employed, or engaged, any person who is or was employed by the Company or any of its Affiliates at any time during the 18-month period prior to the termination of Executive’s employment with the Company; or (iii) solicit, encourage, or induce any contractor, agent, client, customer, supplier, or the like of the Company or any of its Affiliates to terminate or diminish its/his relationship with, the Company or any of its Affiliates, or to refrain from entering into a relationship with the Company or any of its Affiliates, including, without limitation, any prospective contact, contractor, agent, client, customer, or the like of the Company or any of its Affiliates; provided, however, that the foregoing shall not prohibit Executive from placing any general advertisements for Executives so long as such general advertisements are not directed to any Executives of the Company or any of its Affiliates (provided that Executive may not, during the time periods set forth in this Section 6(c), to the extent in accordance with applicable law, hire or engage any such Person who responds to such general advertisement).

(d)           Non-Disparagement. Executive agrees not to disparage the Company, any of its products or practices, or any of its directors, officers, agents, representatives, partners, members, equity holders or Affiliates, either orally or in writing, at any time, and the Company agrees to instruct its directors and officers as of the Date of Termination not to disparage Executive, either orally or in writing, at any time; provided that Executive, the Company and the Company’s directors and officers may confer in confidence with their respective legal representatives and make truthful statements as required by law.

(e)           Return of Company Property. On or prior to the date of Executive’s termination of employment with the Company for any reason, Executive shall return all property belonging to the Company or its Affiliates (including, but not limited to, any Company-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company). Executive may retain his rolodex and similar books, provided that such items only include contact information.

(f)            Remedies. In addition to whatever other rights and remedies the Company and its Affiliates may have at equity or in law (including, without limitation, the right to seek monetary damages), if Executive breaches any of the provisions contained in this Section 6, (i) the Company shall have the right immediately to terminate Executive’s right to any amounts payable under this Agreement and (ii) the Company and its Affiliates shall have the right to injunctive relief, without the requirement to prove actual damages or to post any bond or other security, and to obtain the costs and reasonable attorneys’ fees they incur in enforcing their rights under this Agreement. Executive acknowledges that (A) his breach of this Section 6 would cause irreparable injury to the Company and/or its Affiliates, (B) money damages alone would not provide an adequate remedy for the Company or its Affiliates, (C) his services to the Company are special, unique and extraordinary, and (D) the restrictions in this Section 6 (x) are no greater than required to protect the Company’s legitimate protectable interests (including, without limitation, the Confidential Information and the Company’s goodwill), (y) do not impose undue hardship on Executive, and (z) are reasonable in duration and geographic scope. Executive further acknowledges that (I) any breach or claimed breach of the provisions set forth in this Agreement shall not be a defense to enforcement of the restrictions set forth in this Section 6 and (II) the circumstances of Executive’s termination of employment with the Company shall have no impact on his obligations under this Section 6.

(g)           Blue Pencil. In the event the terms of this Section 6 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

(h)           Tolling During Periods Of Breach. Executive and the Company agree and intend that Executive’s obligations under this Section 6 be tolled during any period that Executive is in breach of any of the obligations under this Section 6, so that the Company and each Affiliate of the Company are provided with the full benefit of the restrictive periods set forth herein.

(i)             Third Party Beneficiary. The Company and each Affiliate of the Company are intended third party beneficiaries of the terms of this Section 6 and shall have the right to enforce the provisions of this Section 6 as if they were a party hereto.

(j)             Survival. Executive’s obligations under this Section 6 shall survive the termination of this Agreement and the termination of his employment with the Company.

7.             Assignment and Successors. The Company may assign its rights and obligations under this Agreement to any entity, including any successor to all or substantially all the assets of the Company, by merger or otherwise, and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its Affiliates. Executive may not assign Executive’s rights or obligations under this Agreement to any individual or entity. This Agreement shall be binding upon and inure to the benefit of the Company, Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.

8.             Dispute Resolution; Governing Law.

(a)           Executive and the Company agree that any claim, dispute, or controversy arising between them, including but not limited to all issues and questions concerning the application, construction, validity, interpretation and enforcement of this Agreement (collectively, “Claims”), shall be resolved by final and binding arbitration, pursuant to the Federal Arbitration Act, by JAMS in accordance with its Employment Arbitration Rules & Procedures (or any successor rules and procedures then in effect for employment disputes) (“Rules”). Both the Company and Executive shall have the right to be represented by counsel of their choosing (at their own expense) and shall be entitled to adequate discovery prior to the arbitration as determined by the arbitrator, who shall be selected in accordance with the Rules. Any such arbitration shall take place in New York, New York, unless otherwise mutually agreed upon by Executive and the Company. To the extent the rules of JAMS differ from the terms of this Agreement, the terms of this Agreement shall govern.

(b)           Executive understands and agrees that the procedures outlined in this Agreement will be the exclusive means of redress for any disputes relating to or arising from Executive’s employment with the Company (or Executive’s termination), whether such disputes are initiated by Executive or the Company. The claims covered by this provision include, but are not limited to: (i) claims for wages or other compensation, including such claims due to breach of any contract or covenant (express or implied); (ii) tort claims, including claims for damages or personal injury; (iii) claims for benefits (except where an Executive benefit or pension plan specifies that its claims procedures shall culminate in an arbitration procedure different from this one); and (iv) claims for violation of any federal, state, or local law, statute, regulation, or ordinance, or the common law. The arbitrator shall apply the substantive law of the state in which the Claim arose or federal law, or both, as applicable to the Claim asserted. The following claims are not covered by this Section 8 arbitration provision: claims for: (i) workers’ compensation; (ii) unemployment compensation benefits; (iii) pre-dispute claims under the Dodd-Frank Act; and (iv) to the extent that the Federal Arbitration Act, 9 U.S.C. § 1 et seq., does not preempt New York State Senate Bill S7507C and/or New York Civil Practice Law and Rules Section 7515, claims for sexual harassment. A request for arbitration must be submitted within the applicable statute of limitations period under the federal, state, or local law governing the Claim at issue; otherwise, the Claim shall be void and deemed waived. The Federal Rules of Evidence shall apply to the arbitration proceeding.

(c)           Executive and the Company understand and acknowledge that, by entering into this Agreement, Executive and the Company are waiving their respective rights to a trial by jury and to have any Claims adjudicated by a court or jury. Executive and the Company agree that the arbitrator’s award will be final and binding on both parties and understand that their ability to appeal the arbitrator’s written decision is strictly limited under the Federal Arbitration Act. Each party will have the right to request that the arbitrator issue a written decision that memorializes the essential findings of fact and law and the conclusions upon which the arbitrator’s decision and the award, if any, are based. The arbitrator shall be empowered to award either party any remedy at law or equity to which the party otherwise would have been entitled had the matter been litigated in court, including, but not limited to, general, special, and punitive damages, injunctive relief, costs and attorneys’ fees; provided, however, that the authority to award any remedy is subject to whatever limitations, if any, exist in the applicable law on such remedies. The arbitrator shall have no jurisdiction to issue any award contrary to or inconsistent with the law, including the statute, regulation, ordinance, or common law at issue.

(d)           Executive understands that nothing in this Agreement shall prohibit Executive from filing a charge with a government agency responsible for the enforcement of statutory rights, including but not limited to the National Labor Relations Board, the U.S. Equal Employment Opportunity Commission, the United States Department of Labor, and similar state and local agencies. However, notwithstanding the foregoing, Executive may not file a private lawsuit in any court regarding those statutory rights. Moreover, Executive may not participate as a class and/or collective member in any class and/or collective action filed in any court.

(e)           Executive and the Company expressly intend and agree that: (i) class action, collective action, and representative action procedures shall not be asserted, nor will they apply, in any arbitration pursuant to this Agreement; (ii) neither Executive nor the Company will assert, participate in, or join class action, collective action, or representative action claims against the other party in arbitration or otherwise; and (iii) Executive and the Company shall only submit their own, individual claims in arbitration and will not seek to represent the interests of any other person.

(f)             This Agreement will be governed by and construed in accordance with the laws of the State of New York without reference to principles of conflict of laws. Except as provided in Section 6(f) of this Agreement, any controversy, claim or dispute arising out of or relating to this Agreement shall be settled by final and binding arbitration in accordance with this Section 8.

9.             Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

10.           Notices. Any notice, request, claim, demand, document and other communication hereunder to any party hereto shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by telex, telecopy, or certified or registered mail, postage prepaid, to the following address (or at any other address as any party hereto shall have specified by notice in writing to the other party hereto):

(a)           If to the Company:

Shake Shack Enterprises, LLC

225 Varick Street, Suite 301

New York, NY 10014

Attn: Ronald Palmese, Jr., Chief Legal Officer

Email: rpalmese@shakeshack.com

Phone: 646-747-7241

(b)           If to Executive, at the address set forth on the signature page hereto.

11.           Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

12.           Entire Agreement. The terms of this Agreement (together with any other agreements and instruments contemplated hereby or referred to herein) is intended by the parties hereto to be the final expression of their agreement with respect to the employment of Executive by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement (including, without limitation, any term sheet or offer letter). The parties hereto further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

13.           Amendments; Waivers

. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and a duly authorized officer of the Company and approved by the Board, which expressly identifies the amended provision of this Agreement. By an instrument in writing similarly executed and approved by the Board, Executive or a duly authorized officer of Shake Shack may waive compliance by the other party or parties hereto with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure to comply or perform. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

14.           No Inconsistent Actions. The parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

15.           Construction. This Agreement shall be deemed drafted equally by both of the parties hereto. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any party hereto shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (a) the plural includes the singular and the singular includes the plural; (b) “and” and “or” are each used both conjunctively and disjunctively; (c) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (d) ”includes” and “including” are each “without limitation”; (e) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (f) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the Persons referred to may require.

16.           Enforcement. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

17.           Withholding. The Company and its Affiliates shall be entitled to withhold from any amounts payable under this Agreement, any federal, state, local or foreign withholding or other taxes or charges which the Company or any of its Affiliates is required to withhold. The Company and its Affiliates shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

18.           Absence of Conflicts; Executive Acknowledgement; Confidentiality

. Executive hereby represents that from and after the Effective Date the performance of Executive’s duties hereunder will not breach any other agreement to which Executive is a party. Executive acknowledges that Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company or any of its Affiliates other than those contained in writing herein, and has entered into this Agreement freely based on Executive’s own judgment. Executive agrees not to disclose the terms or existence of this Agreement to any Person unless the Company agrees to such disclosure in advance and in writing; provided that Executive may, without such permission, make such disclosures as are required by applicable law, including disclosures to taxing agencies, and disclose the terms of this Agreement to Executive’s attorney(s), accountant(s), tax advisor(s), and other professional service provider(s), and to members of Executive’s immediate family, as reasonably necessary; provided, further, that Executive instructs such Person(s) that the terms of this Agreement are strictly confidential and are not to be revealed to anyone else except as required by applicable law.

19.           Survival. The expiration or termination of the Term shall not impair the rights or obligations of any party hereto which shall have accrued prior to such expiration or termination (including, without limitation, pursuant to the provisions of Section 6 hereof).

20.           Section 409A; Section 280G.

(a)            General. The parties hereto acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any amounts payable hereunder will be immediately taxable to Executive under Section 409A, the Company reserves the right (without any obligation to do so or to indemnify Executive for failure to do so), to (i) adopt such amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company determines to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement, to preserve the economic benefits of this Agreement and to avoid less favorable accounting or tax consequences for the Company and/or (ii) take such other actions as the Company determines to be necessary or appropriate to exempt the amounts payable hereunder from Section 409A or to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes thereunder. Notwithstanding anything herein to the contrary, in no event shall any liability for failure to comply with the requirements of Section 409A be transferred from Executive or any other individual to the Company or any of its Affiliates, Executives or agents pursuant to the terms of this Agreement or otherwise.

(b)           Separation from Service under Section 409A. Notwithstanding any provision to the contrary in this Agreement: (i) no amount shall be payable pursuant to Section 5(b) or Section 5(c) unless the termination of Executive’s employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations; (ii) for purposes of Section 409A, Executive’s right to receive installment payments pursuant to Section 5(b) or Section 5(c) shall be treated as a right to receive a series of separate and distinct payments; and (iii) to the extent that any reimbursement of expenses or in-kind benefits constitutes “deferred compensation” under Section 409A, such reimbursement or benefit shall be provided no later than December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed at the time of his separation from service to be a “specified Executive” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the termination benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s termination benefits shall not be provided to Executive prior to the earlier of (A) the expiration of the six (6)-month period measured from the date of Executive’s “separation from service” with the Company (as such term is defined in the Treasury Regulations issued under Section 409A of the Code) or (B) the date of Executive’s death; upon the earlier of such dates, all payments deferred pursuant to this sentence shall be paid in a lump sum to Executive, and any remaining payments due under the Agreement shall be paid as otherwise provided herein.

(c)           Release. Notwithstanding anything to the contrary in this Agreement, to the extent that any payments of “nonqualified deferred compensation” (within the meaning of Section 409A) due under this Agreement as a result of Executive’s termination of employment are subject to Executive’s execution, delivery and non-revocation of a Release, (i) the Company shall deliver the Release to Executive within seven (7) days following the Date of Termination, and (ii) if Executive fails to execute the Release on or prior to the Release Expiration Date (as defined below) or timely revokes his acceptance of the Release thereafter, Executive shall not be entitled to any payments or benefits otherwise conditioned on the Release. For purposes of this Section 20(c), “Release Expiration Date” shall mean the date that is twenty-one (21) days following the date upon which the Company timely delivers the Release to Executive, or, in the event that Executive’s termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is forty-five (45) days following such delivery date. To the extent that any payments of nonqualified deferred compensation (within the meaning of Section 409A) due under this Agreement as a result of Executive’s termination of employment are delayed pursuant to Section 5(b) or Section 5(c) and this Section 20(c), such amounts shall be paid in a lump sum on the first payroll date to occur on or after the sixtieth (60th) day following the Date of Termination, provided that, as of such sixtieth (60th) day, Executive has executed and has not revoked the Release (and any applicable revocation period has expired).

(d)           Section 280G. In the event that the payments and benefits provided under this Agreement and benefits provided to, or for the benefit of, Executive under any other plan or agreement (such payments or benefits are collectively referred to as the “Benefits”) would be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), in connection with any transaction, then the Company shall cause to be determined, before any amounts of the Benefits are paid to Executive, which of the following two alternative forms of payment would result in Executive’s receipt, on an after-tax basis, of the greater amount of the Benefits notwithstanding that all or some portion of the Benefits may be subject to the Excise Tax: (a) payment in full of the entire amount of the Benefits (a “Full Payment”), or (b) payment of only a part of the Benefits so that Executive receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”), and Executive shall be entitled to payment of whichever amount shall result in a greater after-tax amount for Executive. If a Reduced Payment is made, the reduction in payments and/or benefits shall occur in the following order: (1) first, reduction of cash payments, in reverse order of scheduled payment date (or if necessary, to zero), (2) then, reduction of non-cash and non-equity benefits provided to Executive, on a pro rata basis (or if necessary, to zero) and (3) then, cancellation of the acceleration of vesting of equity award compensation in the reverse order of the date of grant of Executive’s equity awards.

21.           Clawback Policy. Executive acknowledges and agrees that any compensation or benefits received under this Agreement shall be subject to the Company’s Dodd-Frank Clawback Policy and any rules and regulations promulgated thereunder and that Executive shall take all action necessary or appropriate to comply with such policy (including, without limitation, entering into any further agreements, amendments or policies necessary or appropriate to implement and/or enforce such policy).

21.           Attorney Fees. The Company will reimburse Executive up to Fifteen Thousand United States Dollars ($15,000.00) for attorney fees and costs that Executive incurs with the review, negotiation, preparation, documentation, and execution of this Agreement within thirty (30) days of Executive’s presentation to the Company of an invoice reflecting the amount of such attorney’s fees and costs incurred by Executive.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement on the date and year first above written, effective as of the Effective Date.

PUBCO

SHAKE SHACK INC.

By:	/s/ Ronald Palmese Jr.
Name: Ronald Palmese Jr.
Title: Chief Legal Officer

PARTNERSHIP

SSE HOLDINGS, LLC

By:	/s/ Ronald Palmese Jr.
Name: Ronald Palmese Jr.
Title: Chief Legal Officer

ENTERPRISES

SHAKE SHACK ENTERPRISES, LLC

By:	/s/ Ronald Palmese Jr.
Name: Ronald Palmese Jr.
Title: Chief Legal Officer

EXECUTIVE

By:	/s/ Robert Lynch